EXHIBIT 4.1

LONCOR GOLD INC.

Stock Option Plan

 The board of directors of Loncor Gold Inc. (the "Corporation") wishes to establish a stock option plan (the "Plan") governing the issuance of stock options (the "Stock Options") to directors, officers and employees of the Corporation or subsidiaries of the Corporation and persons or corporations who provide services to the Corporation or its subsidiaries on an on-going basis, or have provided or are expected to provide a service or services of considerable value to the Corporation or its subsidiaries.

 The terms and conditions of the Plan for issuance of Stock Options are as follows:

1. Purposes

 The principal purposes of the Plan are:

(a) to retain and attract qualified directors, officers, employees and service providers which the Corporation and its subsidiaries require;

(b) to promote a proprietary interest in the Corporation and its subsidiaries;

(c) to provide an incentive element in compensation; and

(d) to promote the profitability of the Corporation and its subsidiaries.

2. Reservation of Shares

 The total number of common shares in the capital of the Corporation ("Common Shares") issuable upon the exercise of all outstanding Stock Options granted under this Plan shall not at any time exceed 10% of the total number of outstanding Common Shares, from time to time.  This Plan is considered an "evergreen" plan, since the Common Shares covered by Stock Options which have been exercised or terminated shall be available for subsequent grants under this Plan and the number of Stock Options available to grant increases as the number of outstanding Common Shares increases.

3. Eligibility

 Stock Options shall be granted only to persons, firms or corporations ("Eligible Optionees") who are directors, officers, employees or "consultants" (as defined below) of the Corporation or a subsidiary of the Corporation.  Where the Eligible Optionee is an employee or consultant, the board of directors of the Corporation (the "Board") shall confirm that the Eligible Optionee is a bona fide employee or consultant, as the case may be, of the Corporation or a subsidiary of the Corporation prior to any grant of Stock Options.  For the purposes of this Plan, "consultant" shall have the meaning ascribed thereto in Section 2.22 of National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators.

 Stock Options may also be granted to a corporation which is wholly-owned by an Eligible Optionee if the corporation agrees not to effect or permit any transfer of ownership or option of shares of the corporation, nor to issue further shares of any class in the corporation to any other individual or entity as long as any Stock Options granted to the corporation remain outstanding, without the prior written consent of the Toronto Stock Exchange.  Unless the context otherwise requires, the term Eligible Optionee as used herein, shall include any such corporation.

4. Granting of Stock Options

 The Board may from time to time grant Stock Options to Eligible Optionees.  At the time a Stock Option is granted, the Board shall determine the number of Common Shares of the Corporation available for purchase under the Stock Option, the date when the Stock Option is to become effective and, subject to the other provisions of this Plan, all other terms and conditions of the Stock Option.

5. Exercise Price

              The exercise price (the "Exercise Price") of each Stock Option shall be determined in the discretion of the Board at the time of the granting of the Stock Option, provided that the exercise price shall not be lower than the "Market Price".  "Market Price" shall mean the last closing price of the Common Shares on the Toronto Stock Exchange prior to the date the Stock Option is granted; provided that in the event the Common Shares are not listed on the Toronto Stock Exchange but are listed on another stock exchange or stock exchanges, the foregoing reference to the Toronto Stock Exchange shall be deemed to be a reference to such other stock exchange, or if more than one, to such one as shall be designated by the Board, and to the extent that the Common Shares are not listed on any exchange, the Market Price shall be such price as is determined by the Board in good faith.

6. Term and Exercise Periods

(a) All Stock Options shall be for a term determined in the discretion of the Board at the time of the granting of the Stock Options, provided that no Stock Option shall have a term exceeding five years and, unless the Board at any time makes a specific determination otherwise, a Stock Option and all rights to purchase Common Shares pursuant thereto shall expire and terminate immediately upon the Eligible Optionee who holds such Stock Option ceasing to be at least one of a director, officer, employee or consultant of the Corporation or a subsidiary of the Corporation.

(b) Unless otherwise determined by the Board at the time of the granting of the Stock Options pursuant to clause 6(c)(iii) below, 1/4 of the Stock Options granted pursuant hereto will vest on each of the 6 month, 12 month, 18 month and 24 month anniversaries of the date of the grant of the Stock Options (the "Grant Date").  For greater clarity, unless otherwise determined pursuant to the terms hereof, all Stock Options granted to an Eligible Optionee will be available to exercise and purchase Common Shares on the 24 month anniversary of the Grant Date.

(c) By way of example, without limiting the generality of the foregoing or the discretion of the Board, the Board may, at the time of the granting of the Stock Option, determine:

(i) that a Stock Option is exercisable only while the Eligible Optionee remains at least one of a director, officer, employee or consultant of the Corporation or a subsidiary of the Corporation and for a limited period of time ("Additional Period") after the Eligible Optionee ceases to be at least one of a director, officer, employee or consultant of the Corporation or a subsidiary of the Corporation (which Additional Period may not exceed 90 days or, in the case of an Eligible Optionee engaged in investor relations activities, 30 days);

(ii) that a Stock Option can be exercisable for an Additional Period or for its remaining term (which Additional Period or remaining term may not exceed one year) after the death, disability or incapacity of an Eligible Optionee;

(iii) that a Stock Option has a different vesting schedule than that specified in subsection 6(b) above; or

(iv) that a Stock Option may provide for early exercise and/or termination or other adjustment in the event of a death of a person and in other circumstances, such as if the Corporation shall resolve to sell all or substantially all of its assets, to liquidate or dissolve, or to merge, amalgamate, consolidate or be absorbed with or into any other corporation, if a take-over bid is made for Common Shares of the Corporation, or if any change of control of the Corporation occurs.

7. Non-Assignability

              Other than a limited right of assignment, subject to the terms upon which the Stock Option is granted, in the event of the death of an Eligible Optionee to allow the exercise of Stock Options by the Eligible Optionee's legal representative, Stock Options shall not be assignable or transferable by the Eligible Optionees.

8. Payment of Exercise Price

              All shares issued pursuant to the exercise of a Stock Option shall be paid for in full in Canadian funds at the time of exercise of the Stock Option and prior to the issue of the shares.  All Common Shares issued in accordance with the foregoing shall be issued as fully paid and non-assessable Common Shares.

9. Non-Exercise

 If any Stock Option granted pursuant to the Plan is not exercised for any reason whatsoever, upon the expiry of the Stock Options pursuant to the terms of its grant or the terms hereof, the shares reserved and authorized for issuance pursuant to such Stock Option shall revert to the Plan and shall be available for other Stock Options.  Notwithstanding the foregoing, at no time shall there be outstanding Stock Options exceeding, in the aggregate, the number of Common Shares reserved for issuance pursuant to Stock Options under this Plan.

10. Adjustment in Certain Circumstances

 In the event:

(a) of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

(b) of any stock dividend to holders of Common Shares (other than such stock dividends issued at the option of shareholders of the Corporation in lieu of substantially equivalent cash dividends); or

(c) that any rights are granted to holders of Common Shares to purchase Common Shares at prices substantially below fair market value; or

(d) that as a result of any recapitalization, merger, consolidation or otherwise the Common Shares are converted into or exchangeable for any other shares;

then in any such case the Board may make such adjustment in the Plan and in the Stock Options granted under the Plan as the Board may in its sole discretion deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of Stock Options, and such adjustments may be included in the Stock Options.

11. Expenses

 All expenses in connection with the Plan shall be borne by the Corporation.

12. Compliance with Laws

 The Corporation shall not be obliged to issue any shares upon exercise of Stock Options if the issue would violate any law or regulation or any rule of any governmental authority or stock exchange.  The Corporation shall not be required to issue, register or qualify for resale any shares issuable upon exercise of Stock Options pursuant to the provisions of a prospectus or similar document, provided that the Corporation shall notify the Toronto Stock Exchange or any other stock exchange on which the shares of the Corporation are listed and any other appropriate regulatory bodies in Canada of the existence of the Plan and the issuance and exercise of Stock Options.

 In addition to any resale restrictions that may be applicable under applicable securities laws, all Stock Options and any shares issued on the exercise of Stock Options shall be legended with a four month hold period from the date the Stock Options are granted.

13. Disinterested Shareholder Approval

 Disinterested shareholder approval shall be obtained by the Corporation prior to any reduction in the Exercise Price of a Stock Option if the person, firm or corporation holding such Stock Option is an "insider" (as such term is defined in Part 1 of the TSX Company Manual) of the Corporation at the time of the proposed reduction of the Exercise Price.

14. Form of Stock Option Agreement

 All Stock Options shall be issued by the Corporation in a form which meets the general requirements and conditions set forth in this Plan and the requirements of the Toronto Stock Exchange or such other exchange on which the shares of the Corporation are listed from time to time.

15. Amendments and Termination

 The Corporation shall retain the right to (a) amend from time to time the terms of the Plan or to terminate the Plan by resolution of the Board, and (b) amend from time to time the terms of outstanding Stock Options by resolution of the Board.  Any such amendments or termination shall be subject to the consent of any applicable regulatory body, including any stock exchange on which the Corporation's shares are listed (to the extent such consent is required).  Any amendment to the terms of outstanding Stock Options shall be subject to the consent of the Eligible Optionee holding such Stock Options.  Any amendment to the terms of the Plan shall take effect only with respect to Stock Options granted thereafter, provided that such amendment may apply to any Stock Options previously granted with the consent of the Eligible Optionees holding such Stock Options.

16. Delegation of Administration of the Plan

 Subject to the Business Corporations Act (Ontario) or any other legislation governing the Corporation, the Board may delegate to one or more directors of the Corporation, on such terms as it considers appropriate, all or any part of the powers, duties and functions relating to the granting of Stock Options and the administration of the Plan.

17. Applicable Law

              This Plan shall be governed by and construed in accordance with the laws in force in the Province of Ontario.

18. Stock Exchange

 To the extent applicable, the issuance of any shares of the Corporation pursuant to Stock Options issued pursuant to this Plan is subject to approval of the Plan and the issuance of the Stock Options by the Toronto Stock Exchange or other stock exchange upon which the Common Shares are listed, and the Plan shall be subject to the ongoing requirements of such exchange.

19. Administration

 This Plan shall be administered by the Board.  The Board shall have full and final discretion to interpret the provisions of this Plan and to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of this Plan.  All decisions and interpretations made by the Board shall be binding and conclusive upon the Corporation and on all persons eligible to participate in this Plan, subject to shareholder approval if required by any stock exchange on which the Corporation's shares are listed.

20. Limitation on Shares Issuable to Insiders

(a) The total number of Common Shares issued to "insiders" (as such term is defined in Part 1 of the TSX Company Manual) of the Corporation, within any one year period, under all "security based compensation arrangements" (within the meaning of the rules of the Toronto Stock Exchange) of the Corporation shall not exceed 10% of the total number of outstanding Common Shares.

(b) The total number of Common Shares issuable to "insiders" (as such term is defined in Part 1 of the TSX Company Manual) of the Corporation, at any time, under all "security based compensation arrangements" (within the meaning of the rules of the Toronto Stock Exchange) of the Corporation shall not exceed 10% of the total number of outstanding Common Shares.